Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
RiverNorth Specialty Finance Corporation:

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of RiverNorth Specialty Finance Corporation (the Fund), including the summary schedule of investments, as of June 30, 2021, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years in the four-year period then ended and the period from September 22, 2016 (commencement of operations) through June 30, 2017 (the financial statements and financial highlights are included in Item 1 of this Form N-CSR), and the schedule of investments as of June 30, 2021 (included in Item 6 of this Form N-CSR). In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of June 30, 2021, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period from September 22, 2016 through June 30, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements, financial highlights and schedule of investments are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements, financial highlights and schedule of investments based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements, financial highlights and schedule of investments are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, financial highlights and schedule of investments, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements, financial highlights and schedule of investments. Such procedures also included confirmation of securities owned as of June 30, 2021, by correspondence with custodians and brokers and other appropriate audit procedures. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements, financial highlights and schedule of investments. We believe that our audits provide a reasonable basis for our opinion.

We have served as the auditor of the Fund since 2015.

Chicago, Illinois
August 29, 2021